Exhibit 99.1

November 30, 2009 For Immediate Release Eric Loughmiller Executive Vice President and Chief Financial Officer 317-249-4254 eric.loughmiller@karauctionservices.com

KAR Auction Services Commences Initial Public Offering of Common Stock

Carmel, IN— KAR Auction Services, Inc. (the “Company”) today announced that it has commenced an initial public offering of 23,000,000 shares of its common stock. All shares included in the initial public offering are being sold by the Company. The estimated range for the initial public offering price is $15.00 to $17.00 per share. The shares are expected to be approved for listing on the New York Stock Exchange under the ticker symbol “KAR.” The Company has granted the underwriters a 30-day option to purchase up to an additional 3,450,000 shares of common stock on the same terms and conditions.

The Company intends to use the net proceeds from the offering to repay and/or repurchase amounts under one or more of its 10% Senior Subordinated Notes due 2015, 8 3/4% Senior Notes due 2014 and Floating Rate Senior Notes due 2014. The Company also intends to use the net proceeds from the offering, together with approximately $200 million of cash on hand, to repay $250 million of outstanding borrowings under its senior secured term loan, pay $3.6 million of senior secured term loan amendment fees and pay $10.5 million of termination fees to its equity sponsors in connection with the termination of its financial advisory agreements with each of them.

Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, BofA Merrill Lynch and J.P. Morgan will act as the joint bookrunners for the offering. Barclays Capital and BMO Capital Markets will act as lead managers for the offering. Baird, Barrington Research, BB&T Capital Markets, RBC Capital Markets and Stephens Inc. will act as co-managers for the offering. The offering will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co. at Prospectus Department, 85 Broad Street, New York, New York 10004 (facsimile: 212-902-9316; email: prospectus-ny@ny.email.gs.com); or Credit Suisse Securities (USA) LLC, One Madison Avenue 1B, New York, New York 10010, Attention: Prospectus Department, or by calling (800) 221-1037.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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